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                                                                    EXHIBIT 21.1

      Subsidiaries and Partnerships of Plains All American Pipeline, L.P.

Corporations

..  Plains Marketing GP Inc.

..  PMC (Nova Scotia) Company

..  Plains Marketing & Transportation, Inc.


Partnerships

..  Plains Marketing, L.P.

..  All American Pipeline, L.P.

..  Plains Marketing Canada, L.P


Limited Liability Companies

..  Plains Marketing Canada LLC